Exhibit 10.20

OMNIAB, INC.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP POLICY

I. DIRECTOR COMPENSATION

Non-employee members of the board of directors (the “Board”) of OmniAb, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Director Compensation Policy, effective as of the date of the consummation of the transactions (the “Merger”) contemplated by that certain Agreement and Plan of Merger, by and among the Company, Ligand Pharmaceuticals Incorporated (“Ligand”), Avista Public Acquisition Corp. II, a Cayman Islands exempted company, and Orwell Merger Sub Inc., a Delaware corporation, dated March 23, 2022 (such date, the “Effective Date”). The cash compensation and stock awards described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or stock awards, unless such Independent Director declines the receipt of such cash compensation or stock awards by written notice to the Chairman of the Board. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

1.	Cash Compensation.

a.	Annual Retainer. Each Independent Director shall be eligible to receive an annual retainer of $50,000 for service on the Board. In addition, an Independent Director serving as:

i.	chairman of the Board shall be eligible to receive an additional annual retainer of $30,000 for such service;

ii.	chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service;

iii.	members (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $10,000 for such service;

iv.	chairman of the Human Capital Management and Compensation Committee shall be eligible to receive an additional annual retainer of $15,000 for such service;

v.	members (other than the chairman) of the Human Capital Management and Compensation Committee shall be eligible to receive an additional annual retainer of $7,500 for such service;

vi.	chairman of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service; and

vii.	members (other than the chairman) of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $5,000 for such service.

b.	Payment of Cash Compensation.

i.

Annual retainer fees shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event that an Independent Director does not serve as a director for an entire calendar quarter, the retainer paid to such Independent Director shall be prorated for the portion of such calendar quarter actually served as a director.

ii.

Committee retainer fees shall also be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Independent Director does not serve in the applicable committee position(s) described in Section 1(a) for an entire calendar quarter, the retainer paid to such Independent Director shall be prorated for the portion of such calendar quarter actually served in such committee position(s).

iii.

Any Independent Director who ceases service on the board of directors of Ligand and commences service on the Board in connection with the consummation of the Merger will not be entitled to any annual retainer fees and/or committee retainer fees in respect of services provided during the period beginning on the Effective Date and ending on the date of the next occurring annual meeting of the Company’s stockholders; provided, however, that any such Independent Director will be entitled to any amount by which the annual retainer fees and/or committee retainer fees to which the Independent Director would be entitled under this Director Compensation Policy for such period (based on his or her committee assignments following the Effective Date) are greater than those for which the Independent Director received payment from Ligand prior to the Effective Date for such period.

2.

Equity Compensation. The Independent Directors shall be granted the following stock awards. The stock awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2022 Incentive Award Plan (the “2022 Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board.

a.

Initial Stock Awards. A person who is initially elected or appointed to the Board following the Effective Date, and who is an Independent Director at the time of such initial election or appointment, shall be eligible to receive the following stock awards on the date of such initial election or appointment (each, an “Initial Stock Award”):

i.

that number of restricted stock units determined by dividing (A) $145,000, by (B) the average closing price per share of the Company’s common stock on the Nasdaq Stock Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 60-calendar day period prior to the date of grant; and

ii.

that number of stock options having a value of $280,000, calculated on the grant date in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements and the same average closing price per share of the Company’s common stock described in (B) above).

The grant date and number of Initial Stock Awards to be granted to those individuals who are initially elected or appointed to the Board on the Effective Date shall be determined by the Board. Notwithstanding the foregoing, an Independent Director who is initially elected or appointed to the Board on the Effective Date and who served as a member of the Ligand board of directors prior to the Effective Date shall not be eligible for an Initial Stock Award.

b.

Subsequent Stock Awards. A person who is an Independent Director as of the date of each annual meeting of the Company’s stockholders (each, a “Subsequent Stock Award Date”), and who will continue to serve as an Independent Director following such Subsequent Stock Award Date, shall be eligible to receive the following stock awards on each such Subsequent Stock Award Date (each, a “Subsequent Stock Award”):

i.

that number of restricted stock units determined by dividing (A) $85,000, by (B) the average closing price per share of the Company’s common stock on the Nasdaq Stock Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 60-calendar day period prior to the date of grant; and

ii.

that number of stock options having a value of $175,000, calculated on the grant date in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements and the same average closing price per share of the Company’s common stock described in (B) above).

An Independent Director elected for the first time to the Board at an annual meeting of stockholders following the Effective Date shall only receive an Initial Stock Award in connection with such election, and shall not receive a Subsequent Stock Award on the date of such meeting as well. The stock awards described in clauses 2(a) and 2(b) above shall be collectively referred to as “Stock Awards.”

c.

Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive any Initial Stock Awards pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Stock Awards as described in clause 2(b) above.

d.	Vesting of Stock Awards Granted to Independent Directors.

i.

Initial Stock Awards granted hereunder shall vest in three (3) equal annual installments on each of the first three (3) anniversaries following the date on which an Independent Director commences service on the Board, subject to the Independent Director’s continuing service on the Board through each such vesting date.

ii.

Subsequent Stock Awards granted hereunder shall vest in full on the earlier of (A) the date of the annual meeting of the Company’s stockholders next following the grant date (it being understood that the Subsequent Stock Awards shall vest on the date of such annual meeting whether or not the Independent Director is re-elected at such meeting, so long as the Independent Director serves through such meeting) and (B) on the first anniversary of the date of grant, subject to the Independent Director’s continuing service on the Board through each such vesting date.

iii.

Any Stock Awards granted hereunder shall vest in full in the event of a Change in Control (as defined in the 2022 Plan) to the extent the Independent Director is serving on the Board at the time of such transaction or in the event an Independent Director ceases to serve on the Board by reason of death or Permanent Disability (as defined in the 2022 Plan).

iv.	Any unvested Stock Awards will be forfeited to the Company in the event an Independent Director ceases to serve on the Board prior to the vesting of such awards.

e.

Effect of Termination of Board Service on Stock Options. An Independent Director shall be able to exercise his or her stock options that were vested at the time of his or her cessation of Board service until the first to occur of (i) the third anniversary of the date of his or her cessation of Board service, or (ii) the original expiration date of the term of such stock options.

f.	Term of Stock Options. Each stock option granted hereunder shall have a term of ten (10) years measured from the date of grant.

g.

Exercise Price of Stock Options. The exercise price per share of any stock options granted hereunder shall be equal to one hundred percent (100%) of the Fair Market Value (as defined in the 2022 Plan) of the common stock on the date of grant.

h.

Ligand Stock Awards. The commencement of service on the Board in connection with the consummation of the Merger and corresponding cessation of service on the board of directors of Ligand shall not constitute a termination of service for any Independent Director who was serving on the board of directors of Ligand prior to commencing service as an Independent Director and who holds stock awards granted by Ligand (“Ligand Stock Awards”). For purposes of any Ligand Stock Awards held by any Independent Director, service as a member of the Board shall be treated as service with Ligand for purposes of the continued vesting and/or exercisability of the Ligand Stock Awards held by such Independent Directors. In addition, such Ligand Stock Awards shall be eligible to vest on an accelerated basis as set forth in Section 2(d)(iii) above. All Ligand Stock Awards will be adjusted in connection with the Merger in accordance with that certain Employee Matters Agreement by and among the Company, Ligand, Avista Public Acquisition Corp. II, a Cayman Islands exempted company, and Orwell Merger Sub Inc., a Delaware corporation, dated March 23, 2022, as amended.

II. DIRECTOR STOCK OWNERSHIP GUIDELINES

Independent Directors are expected to own and hold shares of the Company’s common stock with a value equal to three times the annual cash retainer for service as an Independent Director (without regard to any retainers paid for committee service or service as chairman of the Board). The stock ownership level should be achieved by each Independent Director on or before the five-year anniversary of the Effective Date or, if later, within five years after the Independent Director’s first appointment to the Board.

Stock that counts toward satisfaction of these guidelines include: shares of common stock owned outright by the Independent Director and his or her immediate family members who share the same household, whether held individually or jointly; restricted stock where the restrictions have lapsed; shares acquired upon stock option exercise; shares purchased in the open market; and shares held in trust for the benefit of the Independent Director or his or her family. Restricted stock units, which represent the right to receive shares, and options to purchase shares of common stock, do not count towards satisfaction of these guidelines. Shares held in trust may be included. Due to the complexities of trust accounts, requests to include shares held in trust should be submitted to the Secretary of the Company and the Chairman of the Board will make the final decision as to whether to include those shares.

An Independent Director will be deemed to be in compliance with these guidelines if the Fair Market Value of the shares of the Company’s common stock held by such Independent Director on any date prior to the deadline for his or her compliance equals or exceeds the required multiple of his or her annual cash retainer. After meeting the requirements set forth in these guidelines, any subsequent decreases in the market value of the Company’s common stock shall not be considered, so long as the Independent Director continues to hold at least the same number of shares of the Company’s common stock as he or she did when the guidelines were first met or exceeded by such Independent Director.

The guidelines may be waived for Independent Directors, at the discretion of the Board, if compliance would create hardship or prevent an Independent Director from complying with a court order, as in the case of a divorce settlement.

4